Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated June 14, 2017

Relating to Preliminary Prospectus dated June 5, 2017

Registration No. 333-216040

BOSTON OMAHA CORPORATION

FREE WRITING PROSPECTUS

This free writing prospectus relates the offering of Class A common stock of Boston Omaha Corporation (the “Company,” “we,” “us” and “our”) and should be read together with, the preliminary prospectus dated June 5, 2017 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-216040) (the “Registration Statement”). The Preliminary Prospectus has been updated by Amendment No. 4 to the Registration Statement, which was filed on June 13, 2017, and may be accessed through the following link:  https://www.sec.gov/Archives/edgar/data/1494582/000119312517202111/0001193125-17-202111-index.htm Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

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On June 12, 2017, we approved the election of Vishnu Srinivasan as a director to fill the vacancy on our Board of Directors, to be effective upon the commencement of trading of our Class A common stock on the NASDAQ Capital Market. Upon his election to the Board of Directors, Mr. Srinivasan will serve on our audit and risk committee, our nominating and corporate governance committee and our compensation committee. This action was taken by means of an action by unanimous written consent of our Board of Directors in lieu of a special meeting.

Mr. Srinivasan, age 38, agreed to become a director and join our board of directors, effective as of the commencement of trading of our Class A common stock on NASDAQ. Mr. Srinivasan joined Ganesh Investments, L.L.C. in November 2012 and is a Director focused on public and private equity investments. Ganesh Investments provides investment advisory services to members of the Pritzker family and their charitable foundations. Previously, Mr. Srinivasan was an Analyst at Alyeska Investment Group, a long/short hedge fund, from November 2009 to October 2012, and a Principal at Berkshire Partners, a private equity fund, where he held various roles from August 2002 until October 2009. Mr. Srinivasan graduated summa cum laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics. Mr. Srinivasan also received an MBA from Harvard Business School. Our board of directors has determined that Mr. Srinivasan’s 13 years’ experience in public and private equity, investment and management services qualifies him to be a member of the board of directors in light of the Company’s business and structure.

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On June 13, 2017, we amended our management incentive bonus plan, to clarify that the definition of “Adjusted Stockholders’ Equity,” upon which the calculation of awards under the management incentive bonus plan is based, excludes changes in stockholders’ equity resulting from issuances of equity or derivative securities by the Company or any of its subsidiaries.

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On June 7, 2017, our subsidiaries Link Media Georgia, LLC and Link Media Alabama, LLC entered into a purchase agreement for the purchase of 29 billboard structures in Georgia and five billboard structures in Alabama, and related assets. The cash purchase price of the acquisition was $2,991,314. The assets were acquired for the purpose of expanding our presence in the outdoor advertising market in the Southeastern United States. This acquisition brought our current billboard holdings to a total of 532 billboard structures containing a total of 907 faces in Wisconsin, Alabama, Florida and Georgia, and these totals include 30 digital displays and 26 tri-vision static displays. To date, we have paid a combined purchase price of $28,879,774 for these billboards and related assets.

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In connection with its expansion plan to obtain authorization to issue surety insurance in all 50 states and the District of Columbia, our subsidiary United Casualty and Surety Insurance Company continues to obtain authorizations from states on a regular basis. Currently, United Casualty and Surety Insurance Company is authorized to issue surety insurance in 33 states and the District of Columbia, and it currently has pending applications with the 17 remaining states in which it has not yet received authority to conduct business.

Boston Omaha Corporation has filed a Registration Statement, including the Preliminary Prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may obtain copies of the Preliminary Prospectus by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by faxing (631) 254-7140.